UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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WILLIAMS CONTROLS, INC.
(Name of Registrant as Specified In Its Charter)

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WILLIAMS CONTROLS, INC.

Notice of Annual Meeting
to be held on
February 22, 2011

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of Stockholders to Be Held on February 22, 2011:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including consolidated financial statements, are available to you at www.wmco.com/proxy. The contents of our website are not incorporated into this filing.

The 2011 annual meeting (the “Annual Meeting”) of Williams Controls, Inc., a Delaware Company (the “Company,” “Williams Controls,” “we” or “us”), will be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 22, 2011, at 8:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect seven (7) members of the Company’s Board of Directors each for a one (1) year term to serve until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

2.	To take an advisory vote on compensation of our named executive officers as described in the Proxy Statement.

3.	To take an advisory vote regarding the frequency of stockholders’ advisory voting regarding compensation of our named executive officers, whether every year, every two years, or every three years.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders who owned Williams Controls’ stock as of the close of business on January 13, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Your vote is important and all stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible so that your shares will be voted. The envelope requires no postage if mailed within the United States. If you attend the Annual Meeting, you may revoke the proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial Officer and
Secretary

January 24, 2011
Portland, Oregon

WILLIAMS CONTROLS, INC.
14100 SW 72nd Avenue
Portland, Oregon 97224
(503) 684-8600

PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 22, 2011

INTRODUCTION

General

     This Proxy Statement is being furnished to the stockholders of Williams Controls, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the Company’s common stock, $0.01 par value (“Common Stock”), to be voted at the Company’s Annual Meeting of Stockholders to be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 22, 2011, at 8:30 a.m. Pacific Standard Time (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect seven (7) members of the Board of Directors; to conduct a non-binding advisory vote regarding the Company’s compensation of its named executive officers; to conduct a non-binding advisory vote regarding the frequency with which the Company solicits the views of the stockholders regarding compensation of the Company’s named executive officers; and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The accompanying Notice of the Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are first being mailed to stockholders on or about January 24, 2011.

     The complete mailing address of the executive officers of Williams Controls is 14100 SW 72nd Avenue, Portland, Oregon 97224.

Record Date

     The Board of Directors has fixed the close of business on January 13, 2011 as the record date (the “Record Date”) for determining the holders of the Company’s Common Stock. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, with each share of Common Stock entitling its holder to one vote on all matters properly presented at the Annual Meeting.

Outstanding Shares

     On the Record Date, there were 7,292,944 shares of Common Stock outstanding held by approximately 1,500 beneficial owners and 232 record owners.

Quorum

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting, or 3,646,473 shares of Common Stock, is necessary to constitute a quorum at the Annual Meeting.

Voting

     Each stockholder will be entitled to one vote for each share of Common Stock held of record by the stockholder on the Record Date on all matters submitted for stockholder approval at the Annual Meeting on which the shares are entitled to vote. Stockholders are not entitled to cumulate votes on any proposal. Voting on matters relating to executive compensation are advisory in nature. That is, those votes are not binding on the Company. However, the Compensation Committee of the Company’s Board of Directors will take into account the results of those votes when considering future matters relating to compensation of our named executive officers.

     Abstentions and broker non-votes will not be counted as an affirmative or negative vote on any proposal.

     If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on any of the proposals, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please note that the rules that guide how brokers vote your shares recently changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to vote your shares.

Proxies

     The Board of Directors is soliciting the enclosed proxy for use at the Annual Meeting and any adjournments or postponements of that meeting. The proxy holders will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Annual Meeting, and not properly revoked by the stockholder in accordance with the instructions below, will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions in the proxy.

     The shares represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:
  FOR the seven nominees to the Company’s Board of Directors named in this Proxy Statement;

  On an advisory basis, IN FAVOR of the Company’s executive compensation policies and practices;

  On an advisory basis, that the Company submit for a non-binding vote of the stockholders an approval of the Company’s executive compensation policies and practices every THREE years;

  At the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.
     The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:
  By filing with the Company’s corporate secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

  By signing and dating a subsequent proxy relating to the same shares and delivering it to the Company’s corporate secretary before the Annual Meeting; or

  By attending the Annual Meeting and voting in person.
     Attendance at the Annual Meeting without taking one of the foregoing measures will not constitute a revocation of a proxy.

     Any written notice revoking a proxy should be sent to Williams Controls, Inc., 14100 Southwest 72nd Avenue, Portland, Oregon 97224, Attention: Secretary, or hand delivered to the corporate secretary at the Annual Meeting, at or before the taking of the vote.

Notice to Beneficial Owners of Shares

     Any shares held in the name of fiduciaries, custodians, or brokerage houses for the benefit of their clients or otherwise held in “street name” may only be voted by the fiduciary, custodian, or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Brokerage houses should provide beneficial owners with instructions that the beneficial owners must follow to direct the voting of their shares.

Solicitation of Proxies

     We will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally, or by telephone, facsimile or e-mail. None of those persons will be compensated for soliciting proxies. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to the beneficial owners of the shares and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

     The Company’s Bylaws provide that the Company’s Board of Directors shall consist of seven members, each of which serves a one-year term until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

     Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

Information Regarding Nominees

     The following sets forth certain information about the director nominees based on information these individuals supplied to the Company, including their names, ages, principal occupations for at least the past five years, and their directorships with other Company’s. All nominees are for a one-year term expiring in 2012.

     Shares represented at the Annual Meeting by executed but unmarked proxies will be voted “FOR” the named nominees.

Name	Age	Occupation and Employment History
Patrick W. Cavanagh	57	Mr. Cavanagh joined the Company as the President and Chief Executive Officer on October 1, 2004. He was appointed to the Board of Directors in May 2005. From June 2003 until joining the Company, Mr. Cavanagh was General Manager of Woodward Controls, Inc., a subsidiary of Woodward Governor Company. Woodward Governor is the largest independent manufacturer of engine control systems for industrial engines and turbines. Mr. Cavanagh was responsible for Sales, Engineering and Manufacturing operations in Niles, Illinois and Suzhou, China. From 1992 to 2003, he was a Corporate Vice President of Knowles Electronics and general manager of its automotive components group, a producer of sophisticated engine control systems and sensors for the automotive, heavy truck and industrial markets. Mr. Cavanagh serves on the Board of Directors of the Heavy Duty Manufacturers Association and privately-held Defiance Metal Products. Mr. Cavanagh has a Bachelor of Science in Mechanical Engineering Technology from the Milwaukee School of Engineering.

R. Eugene Goodson	75	Mr. Goodson has been Chairman of the Board of Directors since July 2002 and is chairman of the Executive Committee. He also was President and Chief Executive Officer from August 2002 through September 2004. Mr. Goodson has been an Adjunct Professor at the University of Michigan Ross Business School since 1998. He was Chairman of the Board of Directors and Chief Executive Officer of Oshkosh Truck Corporation from 1990 to 1997 and served as a consultant to the company until 1998. Mr. Goodson is director and a former CEO and Executive Chairman of Southwall Technologies. Mr. Goodson also serves on the Board of Directors of several private companies. Mr. Goodson has a Bachelor of Arts in Economics and a Bachelor of Science in Mechanical Engineering from Duke University and a Ph.D. in Mechanical Engineering from Purdue University.

H. Samuel Greenawalt	82	Mr. Greenawalt served as a director and a member of Williams Controls’ Audit Committee from March 1994 to July 2002, when he resigned in conjunction with the 2002 recapitalization transaction. He was subsequently re-elected as a director at the Company’s annual meeting on September 19, 2002. Mr. Greenawalt is a member of the Audit and the Governance and Nominating Committees. Mr. Greenawalt retired as a Vice-President of LaSalle Bank in 2007. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

Douglas E. Hailey	48	Mr. Hailey has served as a director since March 2001 and is the Chairman of the Audit Committee and a member of the Compensation Committee. Since 1994, Mr. Hailey has been Vice President of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Mr. Hailey received a Bachelors Degree in Business Administration from Eastern New Mexico University and an MBA in Finance from the University of Texas. Mr. Hailey serves on the Board of Directors of Orchids Paper Products Company.

Name	Age	Occupation and Employment History
Carlos P. Salas	39	Mr. Carlos P. Salas has been a director since September 2004 and is the Chairman of the Governance and Nominating Committee and a member of the Audit and Compensation Committees. He is a member of Dolphin Advisors, L.L.C., which manages a private-equity investment fund focused on middle-market opportunities. Before joining Dolphin Advisors, Mr. Salas was an investment banker with Donaldson, Lufkin & Jenrette, Inc. and Credit Suisse First Boston. Mr. Salas also practiced law with Cleary, Gottlieb, Steen & Hamilton in New York. Mr. Salas received his J.D. from The University of Chicago and his B.A. from New York University. Mr. Salas also serves on the Board of Directors of Tengasco Inc.

Peter E. Salas	56	Mr. Peter E. Salas has been a director since September 2004 and is a member of the Executive Committee. He has been President of Dolphin Asset Management Corp. and its related companies since founding them in 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years. He received an A.B. degree in Economics from Harvard in 1978. Mr. Salas serves as Chairman of the Board of Directors of Tengasco, Inc. and serves on the Board of Directors of Southwall Technologies Inc.

Donn J. Viola	65	Mr. Viola has been a director since December 2002 and is Chairman of the Compensation Committee and a member of the Executive and Governance and Nominating Committees. Mr. Viola served as Chief Operating Officer of Donnelly Company, an automotive parts supplier, from 1996 until his retirement in 2002. From 1990 to 1996, Mr. Viola held positions as Senior Executive Vice President and Chief Operating Officer with Mack Trucks, a heavy truck manufacturer. Mr. Viola has a Bachelor of Science in Mechanical Engineering from Lehigh University.

Meetings of the Board of Directors; Committees

     The Board of Directors has appointed an Executive Committee, Audit Committee, Compensation Committee, and a Governance and Nominating Committee. All committees operate under individual charters from the Board of Directors.

     The following table summarizes our committee membership. Mr. Cavanagh, as a member of management, does not sit on any committees.

Governance and
Name	Audit	Compensation	Executive	Nominating
R. Eugene Goodson			X(1)
H. Samuel Greenawalt	X			X
Douglas E. Hailey	X(1)	X
Carlos P. Salas	X	X		X(1)
Peter E. Salas			X
Donn J. Viola		X(1)	X	X

     (1) Chairman

     Executive Committee. When the Board of Directors is not in session, the Executive Committee may exercise all the powers and authority of the Board of Directors except as limited by law and the Certificate of Incorporation. The Committee operates under a charter from the Board of Directors. The Executive Committee met four times during fiscal 2010. The members of the Executive Committee are Messrs. Goodson, Peter E. Salas, and Viola.

     Audit Committee. The Audit Committee reviews the scope of the independent annual audit, reviews the Company’s quarterly and other financial reports and is responsible for other matters concerning the relationship between the Company and Moss Adams LLP, its independent registered public accounting firm. The Audit Committee held four meetings during our 2010 fiscal year. The members of the Audit Committee are Messrs. Greenawalt, Hailey and Carlos P. Salas. All Audit Committee members are independent directors under the meaning set forth in NASDAQ Marketplace Rule 5605(a)(2). Mr. Hailey meets the definition of an audit committee financial expert as set forth in Item 407(d)(5) of SEC Regulation S-K. A copy of the report of the Audit Committee is contained in this Proxy Statement. The Audit Committee operates pursuant to a formal Audit Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance.

     Compensation Committee. The Compensation Committee primarily reviews compensation to be paid to our executive officers and directors and awards under the Company’s stock option plans and makes recommendations to the Board of Directors. The Compensation Committee held four meetings during fiscal 2010. The members of the Compensation Committee are Messrs. Hailey, Carlos P. Salas, and Viola. The Compensation Committee operates pursuant to a formal Compensation Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance/compensation_committee.pdf.

     Governance and Nominating Committee. The Governance and Nominating Committee (i) identifies individuals qualified to become members of the Board of Directors and to recommend that the Board of Directors select the director nominees for the next annual meeting of stockholders, (ii) develops and recommends to the Board of Directors a set of corporate governance guidelines applicable to the Company and a code of business conduct and ethics, (iii) oversees the evaluation of the Board of Directors and management, and (iv) ensures that the Company is in compliance with all applicable corporate governance rules. The Governance and Nominating Committee held six meetings during fiscal 2010. The members of the Governance and Nominating Committee are Messrs. Greenawalt, Carlos P. Salas, and Viola, all of whom are independent directors under the definition set forth in NASDAQ Marketplace Rule 5605(a)(2). The Governance and Nominating Committee operates pursuant to a formal Governance and Nominating Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance.

Meeting Attendance

     The Board of Directors met four times in person and twice via telephone during fiscal 2010. Each director attended more than 75% of the meetings of the Board of Directors and of each committee on which he served and which met during fiscal 2010. Mr. Hailey did not attend the Company’s annual meeting held during fiscal year 2010.

Compensation Committee Interlocks and Insider Participation

     The members of the Company’s Compensation Committee include Messrs. Viola, Hailey and Carlos P. Salas. None of the named current or former members of the Compensation Committee is or ever was an executive officer or employee of the Company. Mr. Carlos P. Salas is a member of Dolphin Advisors, LLC, the Managing General Partner of Dolphin Direct Equity Partners LP. See “Persons Owning More Than Five Percent of Williams Controls” below. This Committee makes the determinations for stock issuances pursuant to the Company’s compensation policies and plans.

Independence of the Board of Directors

     Upon consideration of the criteria and requirements regarding director independence set forth in the NASDAQ Marketplace Rules, the Board of Directors has determined that, upon election of the above nominees for director, a majority of the members of the Board of Directors will be “independent directors” as such term is defined in the NASDAQ Marketplace Rules. Specifically, the Board of Directors has determined that Messrs. Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas and Viola meet such criteria and requirements. The Company’s independent directors met in no less than four separate executive sessions during fiscal 2010.

Director Nomination Procedures

     The nominees, Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas, and Viola are existing directors. The Board of Directors is recommending that all nominees be re-elected as directors because the Board of Directors believes they have served the Company admirably and it is in the best interests of the Company and its stockholders to re-elect these individuals to the Board of Directors. The Board of Directors believes that all of these nominees possess a desirable understanding of the Company and the industries in which it operates.

     It is the role of the Governance and Nominating Committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board of Directors of Director’s consideration. In recommending candidates for election to the Board of Directors, the Nominating Committee considers nominees recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. The Nominating Committee may also engage a third-party search firm to assist in identifying and evaluating potential nominees. These criteria specifically include whether the candidate assists in achieving a diversity of professional experience and backgrounds, including with respect to ethnicity, age, and gender on the Board. Other criteria include the candidate’s demonstrated character and integrity, business acumen, expertise and experience, commitment, independence, diligence, conflicts of interest, and ability to act in the interest of all stockholders, as well as the current composition and mix of Board members and whether the candidate would be considered “independent” under applicable SEC rules and the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We have not paid, to date, any third party a fee to assist in evaluating and identifying nominees. Evaluations of candidates generally involve a review of background materials and internal discussions, as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating Committee recommends the candidate for consideration by the full Board of Directors.

     Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s Bylaws, including the candidate’s name, biographical data, and qualifications. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, provided that at least two (2) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders. If less than ten (10) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the Company not later than the close of business on the second day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Stockholders also may be subject to other conditions and limitations regarding the nomination of directors. See “Stockholder Proposals” below.

Communication with Directors

     Any stockholder who wishes to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Secretary, Williams Controls, Inc., 14100 S.W. 72nd Ave., Portland, Oregon 97224. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Required Vote

     Assuming the existence of a quorum, the seven nominees receiving the most votes will be elected directors.

Director Compensation for Fiscal Year Ended September 30, 2010

     Each non-employee director of the Company receives a fee of $30,000 per year for service on the Board of Directors. This fee covers all customary activities and services provided with respect to serving on the Board of Directors and any related committees, including the attendance of meetings. In response to the world-wide economic downturn in 2009 and the impact on the Company, during fiscal 2009 the directors elected to temporarily reduce their director fees by 20%. Based on the improving world-wide economic conditions and the impact on the Company, the directors elected to restore their full director fees effective January 1, 2010. Including the temporary reduction in the first quarter of fiscal 2010, each director received a total of $28,500 for service on the Board of Directors. The Company also reimburses its directors for reasonable costs incurred to attend board and committee meetings.

     Each non-employee director of the Company is eligible to defer up to 50% of their annual director fees under the Company’s 2008 Deferred Compensation Plan. During fiscal 2010, Mr. Goodson deferred $14,250 under the 2008 Deferred Compensation Plan.

     At the February 24, 2010 Annual Meeting, the Stockholders approved the 2010 Restated Formula Stock Option Plan for Non-Employee Directors (the “Formula Plan”), which amend and restated the 1995 Formula Stock Option Plan for Non-Employee Directors. For the fiscal year ended September 30, 2010, each non-employee director received a non-statutory stock option exercisable for ten years to purchase up to 1,666 shares of Common Stock at $7.92 per share.

     We do not pay any additional compensation to any director who is also an employee of Williams Controls for their services as a director.

     The following table shows the compensation paid to the non-employee members of the Board of Directors during the year ended September 30, 2010:

	Fees
	Earned or	Option	All Other
	Paid in Cash	Awards (1)	Compensation	Total
Name	($)	($)	($)	($)
R. Eugene Goodson	28,500	9,370	514 (2)	38,384
Samuel H. Greenawalt	28,500	12,785	-	41,285
Douglas E. Hailey	28,500	12,785	-	41,285
Carlos P. Salas	28,500	9,882	-	38,382
Peter E. Salas	28,500	9,882	-	38,382
Donn J. Viola	28,500	11,420	-	39,920

(1)	On February 24, 2010, each non-employee director was awarded options to purchase 1,666 shares of Williams Controls’ stock at $7.92 per share under the Formula Plan, the closing price of Williams Controls’ common stock on that date as quoted on the NASDAQ Stock Market. These options vest at the rate of 25% upon grant of the option and 25% each successive year for three years. The amounts in this column reflect the dollar amount to be recognized for financial statement reporting purposes. Assumptions used in the calculation of these amounts are described in Note 11 to the Company’s audited financial statements for the fiscal year ended September 30, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on December 22, 2010.

(2)	Includes interest related to director fees deferred under the 2008 Deferred Compensation Plan.

     No stock awards or non-equity incentive plan compensation were awarded to directors in 2010. Directors have no pension plan or nonqualified deferred compensation earnings, and receive no perquisites.

Recommendation of the Board of Directors

     The Board of Directors recommends the stockholders to vote “FOR” each of Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas, and Viola. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the stockholders who are entitled to vote and are present in person or represented by proxy at the meeting. In other words, the seven nominees receiving the most votes, even if less than a majority of the shares cast, will be elected to the Board of Directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

     The following table sets forth certain information with respect to the Company’s officers as of January 13, 2011. Executive officers of the Company are appointed by the Board of Directors at the meeting of the Board of Directors immediately following the annual meeting of the stockholders, and hold office until they resign, they are terminated by the Board of Directors, or their successors are elected and qualified.

Name	Age	Current Position	Tenure
Patrick W. Cavanagh	57	President and Chief Executive Officer	October 2004 to present

Dennis E. Bunday	60	Chief Financial Officer	2001 to present
		Executive Vice President, and Secretary	2002 to present

Mark S. Koenen	44	Vice President, Sales and Marketing	September 2005 to present

Gary A. Hafner	60	Vice President, Global Manufacturing	July 2006 to present

Scott J. Thiel	43	Vice President, Engineering and Development	October 2007 to present

     Information concerning the principal occupation of Mr. Cavanagh is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the other executive officers of the Company who are not also directors of the Company is set forth below.

     Dennis E. Bunday joined Williams Controls as Executive Vice President, Chief Financial Officer, and Secretary in July 2002. From January 2001 until June 2002, he served the Company as its Chief Financial Officer as an independent contractor. Prior to joining the Company, he served as Vice President – Finance and Chief Financial Officer from 1998 to 2001, for Babler Bros., Inc., a manufacturer of pre-cast concrete products. From 1996 until 1998, he held the same positions with Quality Veneer & Lumber, Inc., and its predecessor, the Morgan Company, a producer of forest products. Prior to 1996, he was Financial Controller and Treasurer of Pope & Talbot, Inc., which at the time was listed on the New York Stock Exchange. Mr. Bunday received a Bachelors degree in Accounting from Washington State University. Mr. Bunday is a member of the Board of Directors and the compensation committee of the Board of Directors of Southwall Technologies.

     Mark S. Koenen was appointed Vice President, Sales and Marketing in September 2005. From 1996 until September 2005, he was Sales and Marketing Manager for the Company. Prior to joining the Company, he held the position of corporate strategic market analyst at Rockwell International. Mr. Koenen has a Masters of Science in Foreign Service from Georgetown University and a Bachelors of Arts from Trinity College.

     Gary A. Hafner was appointed Vice President, Global Manufacturing in July 2006. From February 2006 to July 2006, he was manufacturing manager for the Company and from 1999 until February 2006 he was manufacturing manager for the Company’s Portland operations. Prior to joining Williams Controls, he held the position of production manager at Warn Industries in Clackamas, Oregon, a company that designs, manufactures and markets off-road equipment and accessories for four-wheel-drive vehicles, ATV’s and utility vehicles. Mr. Hafner received a bachelor’s degree in mechanical engineering from Oregon Institute of Technology.

     Scott J. Thiel was appointed Vice President, Engineering and Development on October 1, 2007. From March 2007 to October 1, 2007, he was director of engineering for the Company and from 2004 to March 2007 he was an engineering manager for the Company. Prior to joining Williams Controls, he held the position of product development engineer with Tyco Electronics, a designer and manufacturer of interconnect solutions for medical devices, from 1998 to 2004. Mr. Thiel received a bachelor’s degree in mechanical engineering from Oregon Institute of Technology.

     There are no family relationships among the executive officers of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 13, 2011, by each director, each executive officer or employee named in the Summary Compensation Table, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to the shares attributed to such person.

Ownership of Common Stock

	Common Stock		Percentage
Non-Employee Directors	Beneficially Owned (1)		Owned*
R. Eugene Goodson	164,086		2.25
H. Samuel Greenawalt	46,411		**
Douglas E. Hailey	111,037		1.52
Carlos P. Salas	722,775	(2)	9.90
Peter E. Salas	1,821,974	(3)	24.95
Donn J. Viola	24,461		**

Named Executive Officers
Patrick W. Cavanagh (5)	324,168	(4)	4.34
Dennis E. Bunday	217,040	(4)	2.93
Mark S. Koenen	70,231		**
Gary A. Hafner	64,720		**
Scott J. Thiel	28,477		**

All directors and executive officers	2,794,392	(6)	36.05
as a group (11 persons)

*	The percentages of beneficial ownership of the Common Stock is based upon 7,292,944 shares of the Company’s Common Stock issued and outstanding as of January 13, 2011, and assumes the exercise of all options exercisable for Common Stock beneficially owned by such person or entity currently exercisable on or before March 13, 2011. One or more such persons may be deemed the beneficial owner of Common Stock in which they have no pecuniary interest. Each such person disclaims beneficial ownership of Common Stock other than to the extent of such person’s pecuniary interest therein.

**	Less than one percent.

(1)	Includes shares issuable upon exercise of stock options exercisable on or before March 13, 2011 as follows: Mr. Goodson 7,580; Mr. Greenawalt 16,411; Mr. Hailey 16,411; Mr. Carlos P. Salas 8,905; Mr. Peter E. Salas 8,905; Mr. Viola 12,878; Mr. Cavanagh 180,626; Mr. Bunday 105,700; Mr. Koenen 62,242; Mr. Hafner 13,522; and Mr. Thiel 25,977.

(2)	Includes shares held by Dolphin Direct Equity Partners, LP, an affiliate company of Dolphin Asset Management Corp. Mr. Carlos P. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP, except to the extent of his individual pecuniary interest therein.

(3)	Includes shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., affiliate companies of Dolphin Asset Management Corp. Mr. Peter E. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., except to the extent of his individual pecuniary interest therein.

(4)	Includes 93,777 shares owned by Williams Controls employee benefit plans of which Mr. Cavanagh and Mr. Bunday are trustees and over which Mr. Cavanagh and Mr. Bunday have shared voting and dispositive power. Mr. Cavanagh and Mr. Bunday disclaim beneficial ownership of shares held in the Company’s employee benefit plans, except to the extent of their individual pecuniary interest therein.

(5)	Mr. Cavanagh is also a director of the Company.

(6)	Dolphin Direct Equity Partners, LP shares of 707,211 are reported in Common Stock Beneficially Owned for both Carlos P. Salas and Peter E. Salas.

PERSONS OWNING MORE THAN FIVE PERCENT OF WILLIAMS CONTROLS

     The table below sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of January 13, 2011 by each person known to us to beneficially own more than five percent of our Common Stock. Except as expressly noted, each person listed has sole voting power and investment authority with respect to all shares of Common Stock listed as beneficially owned by such person.

Ownership of Common Stock
Principal Holders	Number of Shares	Percentage Owned
Dolphin Offshore Partners, L.P.	1,106,274	15.17
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035
Dolphin Direct Equity Partners LP	707,211	9.70
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035
Lane Five Partners LP (1)	660,000	9.05
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lane Five Capital Management LP (1)	660,000	9.05
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lane Five Capital Management, LLC (1)	660,000	9.05
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lane Five Partners GP LLC (1)	660,000	9.05
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Lisa O’Dell Rapuano (1)	660,000	9.05
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Nicusa Capital Partners L.P.	394,524	5.41
17 State Street, Suite 1650
New York, NY 10004

(1)	Lane Five Partners GP LLC (the “General Partner”) serves as the general partner of Lane Five Partners LP (the “Fund”), and Lane Five Capital Management LP (the “Investment Manager”) serves as the investment manager of the Fund. Lane Five Capital Management, LLC (the “Investment Manager GP”) serves as the general partner of the Investment Manager. Lisa O'Dell Rapuano is the controlling member of the General Partner and the Investment Manager GP. The Fund directly owns the shares reported in this section. The General Partner, Investment Manager, Investment Manager GP, and Ms. Rapuano each disclaim beneficial ownership with respect to any shares other than the shares owned directly by such stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors, and greater than ten-percent stockholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company believes that all required reports were timely filed during fiscal 2010, except that Messrs. Cavanagh, Bunday, Koenen, Hafner, Greenawalt, Carlos P. Salas and Peter E. Salas each failed to file two Form 4’s in a timely manner; and Messrs. Goodson, Hailey, Viola, and Thiel each failed to file one Form 4 in a timely manner, each of which relates to a single transaction.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

     The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Messrs. Viola (Chairman), Hailey and Carlos P. Salas, each of whom is an independent director under applicable NASDAQ rules and listing standards. The Committee operates pursuant to a written charter that is available on our website at www.wmco.com/governance/compensation_committee.pdf. The Committee reviews and makes recommendations to the Board of Directors regarding all forms of salary, bonus, and equity-based compensation provided to the Chief Executive Officer and other executive officers of the Company. It also oversees the overall administration of the Company’s stock option plans and addresses such other compensation matters as may from time to time be directed by the Board of Directors. For the remainder of the Compensation Discussion and Analysis, the individuals included in the “Summary Compensation Table” below are referred to as the “named executive officers.”

     The Committee meets annually at the end of each fiscal year and at least once at the beginning of each fiscal year regarding compensation decisions. These meetings are typically scheduled months in advance. Prior to each of its meetings, the Committee determines the information it wishes to receive to enable it to make compensation decisions regarding the budget for annual salary increases for the subsequent year, awarding of bonuses for the year about to be completed, and annual grants of stock options to employees, including executive officers. Management assembles and distributes to the Committee in advance of the meetings the Company and executive-specific information that the Committee requests, which typically includes a memorandum prepared by our Chief Executive Officer and Chief Financial Officer outlining their collective recommendations regarding base compensation and annual bonuses for the other named executive officers, and regarding quantitative and qualitative performance targets for all named executive officers for the fiscal year. The Committee also collects information regarding each named executive officer’s individual performance and about the Company’s performance as a whole during the prior fiscal year, as well as the current level of vested and unvested equity incentives outstanding for each named executive officer. In making its decisions on executive compensation, the Committee generally does not retain outside compensation or human resources consultants, although it periodically does obtain comparative salary information by industry, company size and geography to assist in evaluation of compensation levels. Based on this information, the Committee makes compensation decisions at its meeting or meetings, and makes recommendations on compensation to the full Board of Directors.

Compensation Philosophy and Overview

     We believe that a compensation strategy that supports the Company’s business strategy is critical to the Company’s success. Therefore, the Company has designed an executive compensation program that emphasizes performance-based incentives to reward executives for the achievement of specific annual and long-term business goals, while retaining elements we believe essential for retention. Over the past few years, we have seen significantly increased demand for executives with industry-specific skills and experience in our industry, and we believe we operate in a highly competitive market for executives. Although the economic downturn in 2009 reduced overall employment levels, highly skilled executives with strong management skills have remained high in demand. Additionally, given the Company’s small size in comparison to certain other members of our industry group, we believe we are at greater risk of potential operational disruptions and heightened hiring expenses if any of our key executives depart unexpectedly. We also seek to motivate our employees through the grant of equity incentives and performance-based bonuses to encourage their continuing contribution to the Company’s success.

     Components of compensation for our named executive officers include incentives and benefits that the Committee believes are competitive within the truck and automotive industry in general, and in similarly sized and situated industrial companies. The fundamental policy of our compensation program is to offer the Company’s executive officers competitive compensation opportunities based upon their contributions to achievement of strategic goals, the Company’s financial success and their own individual performance. The Committee emphasizes performance-based components, such as stock options and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performance. This policy generally, but loosely, aligns each executive officer’s total annual compensation opportunity with the achievement of earnings targets and performance goals. These short-term and long-term incentive compensation policies are intended to reinforce management’s objectives to enhance profitability and stockholder value. Given the Company’s emphasis on performance-based compensation, it is critical that the Company’s incentive programs reward executives for performance-based measures that our executives are able to influence. The following executive compensation principles guide the Committee in fulfilling its roles and responsibilities:
  Compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in the Company’s highly competitive talent market;
  Compensation should reinforce the Company’s business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing incentives in the total compensation mix;
  Compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives;
  Compensation programs should be flexible, giving our Board of Directors discretion to make adjustments on an as-needed basis; and
  Compensation should be transparent and easily understandable to both our executives and our stockholders.
     Rather than annual reliance on human resource consultants or formal reports, the Company typically relies on the following items in determining appropriate levels of compensation: (a) comparable publicly available compensation information for similarly situated executive officers in public and private companies of a comparable size, market and industry; (b) the Committee members and all members of the Board of Directors of Director’s subjective assessments of the Portland, Oregon market for executives; and (c) salaries reported in the Portland Business Journal’s annual report of Oregon executive salaries for companies of a similar size. Additionally, the Committee will occasionally engage a human resource consulting firm or other compensation advisor to provide comparative salary information by industry, company size and geography to assist in evaluation of compensation levels. Several members of the Board of Directors also serve on the Board of Directors of other comparably-sized companies, and the members of the Compensation Committee and Board of Directors draw on the compensation information gathered in those roles to aid in determining appropriate compensation levels for our executives.

Elements of our Compensation Program

     Guided by its executive compensation principles and policies, the Committee uses several components in its executive compensation program. The elements of our compensation program for our named executive officers consist of:
  Base Salary
  Annual performance based bonuses payable in both cash and equity incentive awards
  Medical and other benefits generally offered to all other salaried employees
  Severance and change of control benefits

     The Committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and current compensation, or between fixed and variable compensation. Rather, based on the competitive market assessments and the Committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the Committee determines the appropriate level and mix of total compensation. The total amount and mix of compensation payable to our named executive officers is based upon, among other items, the degree to which the executive has a role in determining the Company’s strategic direction, the mix of compensation payable to executives in similar roles by companies of a similar size, geographic location, and industry, and the quantity and value of unvested equity awards held by each named executive officer and the vesting date of such awards. In line with the Committee’s perception of the general market view, the Committee has determined that executives who have a greater role in determining our strategic direction, such as our Chief Executive Officer and Chief Financial Officer, should receive higher compensation than named executive officers with more operations-focused roles. As one of our primary focuses is retention, the Committee seeks to ensure that our named executive officers receive a base salary reflective of the Company’s size. As the Company believes that many of its named executive officers could command higher salaries in similar roles with larger companies, including with the Company’s competitors, the Company’s cash-based and equity-based bonuses are intended to be large relative to base salaries, with the goal of ensuring compensation serves the dual purpose of retention and awarding exceptional performance. Finally, the Committee seeks to ensure that our named executive officers have sufficient unvested equity awards to encourage their retention. Thus, during periods in which a named executive officer has a number of unvested stock options that the Committee believes sufficient to promote retention, the named executive may receive no, or relatively few, stock options or other equity-based incentive awards.

     The specific rationale, design, reward process and related information regarding each of the components of the Company’s executive compensation structure are outlined below.

     Base Salary. Base salaries are established based on the scope of our executives’ responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The Committee normally reviews salaries for the executive officers at the beginning of each fiscal year, in some cases based on formal compensation surveys or in consultation with compensation advisors, and at other times based on information available to the Committee based on publicly filed reports or informally. For example, based on a competitive salary review conducted by Mercer during 2008, our executives’ base salaries were in the 25th to 50th percentile of companies included in the Mercer survey. The Committee did not conduct such a review in fiscals 2009 or 2010, but rather concluded informally, based on their collective experience, that a formal survey for 2009 or 2010 would have yielded results substantially similar to 2008.

     During the second quarter of fiscal 2009, in response to the world-wide economic downturn and its impact on the Company, management recommended, and the Board of Directors approved, a temporary and voluntary reduction in pay equal to a certain percentage of each of the named executive officer’s base salary. Mr. Cavanagh reduced his monthly base salary by 20% and each of the other executive officers reduced their monthly base salaries by 10%. These salary reductions were in effect from February 2009 until the beginning of the second quarter of fiscal 2010 when, based on an improving world-wide and Company specific economic outlook, management recommended, and the Board of Directors approved, reinstatement to full salary levels.

     Due to the economic conditions in fiscal 2009, the Committee recommended, and the Board of Directors approved, maintaining the salary of each named executive officer for fiscal 2010 at 2009 non-reduced salary levels. However, based on the Committee’s review of Mr. Cavanagh’s and Mr. Bunday’s performance, the Committee recommended, and the Board of Directors approved, an increase in base pay for fiscal 2011, effective October 1, 2010, of 7.1% from $280,000 to $300,000 for Mr. Cavanagh and 7.9% from $190,000 to $205,000 for Mr. Bunday. At the same time, the Committee and the Board of Directors reaffirmed its intention to pay 7% of Mr. Cavanagh’s non-reduced base salary and $5,000 of Mr. Bunday’s non-reduced base salary in common stock. These awards are based on the value of the average trading price of our common stock during the 30 days preceding payment, which normally occurs on or about April 1 of each year, as is provided for in each of their respective employment agreements. The Committee also reviewed the performance of each of the other named executive officers and recommended, and the Board of Directors approved, 6% increases in the base salaries of Mark Koenen and Scott Thiel from $155,000 to $164,300 and $135,000 to $143,100, respectively, effective October 1, 2010. The Committee did not recommend an increase for Mr. Hafner, whose base salary remained at $136,000.

     Discretionary Annual Bonus. At the beginning of each fiscal year, the Committee meets with the Chief Executive Officer to review the Company’s objectives for such year and to establish parameters for performance-based year-end bonuses. The Committee recommends to the Board of Directors awards of discretionary annual bonuses for our named executive officers and other employees under the discretionary bonus program. Under our discretionary bonus program, each employee who participates in the program is eligible to receive a target annual bonus expressed as a percentage of his or her base salary for the year. Target bonus percentages are between 25% and 40% of base salary for vice presidents, 50% of base salary for Mr. Bunday, and 93% of base salary for Mr. Cavanagh. For Mr. Bunday and Mr. Cavanagh were negotiated as part of their employment agreements, and in the case of vice presidents are based on recommendations from our Chief Executive Officer. The bonus potential for each named executive officer is based in part on achieving operating income goals and individual objectives established by the Board of Directors, with a portion determined according to the Board’s discretion. Once a target bonus is established, the Company’s current policy provides that employees and vice presidents can earn between 0% and 150% of their target bonus, and Mr. Bunday and Mr. Cavanagh can earn up to 150% of their non-operating income target bonus and up to 167% of their operating income target bonus.

     At the start of each year, the Company’s quantitative and qualitative performance objectives are established by the Chief Executive Officer, the Committee and our Board of Directors, and by our Chief Executive Officer for each individual executive officer as a way to communicate our expectations and to maintain and unify our executives’ focus on key strategic objectives, as well as to measure performance.

     During 2010, a portion of the performance goals for our Chief Executive Officer, Chief Financial Officer and other vice presidents included reaching certain specified and predetermined operating income levels. The Committee concluded that the Company achieved 69% of the stated goal for fiscal 2010.

     The Committee also evaluated the individual performance goals of each of the named executive officers, which, for various managers, include achievement of sales growth objectives, management of financial performance and success of the gainsharing program. The gainsharing program motivates and rewards all salaried and hourly employees to attain specified, predetermined and measurable operational improvement targets and/or key performance indicators. These are intended to make the Company more competitive in the market place. Under the gainsharing program, these goals are established once each year. For 2010, the key performance indicators were production costs, employee productivity, quality, on time delivery, and engineering projects completed, including new products, and safety. The payout for individual performance goals was 88% of target for Mr. Cavanagh, 100% for Mr. Bunday, 88% for Mr. Koenen, 83% for Mr. Hafner and 77% for Mr. Thiel.

     The discretionary bonus is designed to reward employees for their contribution to the achievement of company goals. The Committee and the full Board of Directors consider, based on their experience and judgment, to what extent those goals were achieved. The achievement, or failure to achieve, the corporate and individual performance objectives are a significant factor the Committee considers in determining the payment of annual bonuses, but is not entirely definitive. In determining the annual bonus payable to each named executive officer, the Board of Directors has discretion to, and does, evaluate criteria outside of the performance objectives established for each fiscal year. Similarly, as conditions change throughout each fiscal year, the Board of Directors may re-evaluate and modify performance targets. The Board of Directors evaluates annually the performance goals for each named executive officer and makes modifications as it deems appropriate. Just as it seeks input from our Chief Executive Officer when adjusting base salaries, the Committee seeks input of our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of the Chief Executive Officer himself) for purposes of awarding annual bonuses. During fiscal 2010, the Committee and the full Board of Directors considered for each of the named executives their effectiveness in managing the continuation of the Company’s new product development efforts and the accelerated opening of the Company’s facility in Pune, India to meet customer demands in that developing market and concluded to award each of the named executives 20% of their target bonus for effective management of these objectives.

     Stock Options. Stock options are granted pursuant to the Company’s Restated 2010 Stock Option Plan (the “Employee Plan”), which amended, restated, and renamed the Company’s 1993 Restated Stock Option Plan. The Employee Plan is administered by the Committee. The Committee believes that stock options provide an incentive for the named executive officers to enhance long-term share price appreciation through the development and execution of effective long-term business strategies. Granting stock options aligns the named executive officers with stockholders by ensuring that the named executive officers will only realize value from the options if and when the Company’s stock price increases. Stock option grants are made to executives and select employees based on evaluations by the Chief Executive Officer and the Committee and approved by the Board of Directors. Stock option grants are normally made at the commencement of employment and to meet other special retention or performance objectives. The Committee reviews and approves stock option awards to executive officers based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Recognizing that the Company’s stock is thinly traded and could close at an unusually low price on any one particular trading day, the Committee established a policy that stock options would have an exercise price of the higher of the average of the closing trading price of the Company’s stock for the thirty days preceding the particular grant or the closing price on the date of grant. Typically, stock options vest 20% per annum based upon continued employment over a five-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”).

     Medical and Other Benefits. Our executive officers are eligible for medical and other benefits, including participation in the Company’s Tax Deferred Savings Plan (the “401(k) Plan”), that are generally available to all of our salaried employees. Our 401(k) Plan is a tax qualified retirement savings plan under which all U.S. based employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation, subject to IRC limitations. We make matching contributions for all participants each year equal to 100% of the first 3% of pay each individual contributes to the 401(k) Plan through salary deferral plus 50% of the next 2% of employee deferrals. In the second quarter of fiscal 2009 management voluntarily suspended the matching contributions for all employees, including the named executives, in light of the world-wide economic downturn. The employer match was reinstated for all employees, including the named executives, on October 1, 2009. Matching contributions in 2010 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

     Severance Benefits. Each of our named executive officers has entered into an employment agreement providing for the payment of, in the case of our Chief Executive Officer, up to 18 months of base salary, and for our other named executive officers, up to 12 months of their respective base salaries, in the event of termination of employment due to death, good cause resignation, or termination by the Company without cause.

Role of Named Executive Officers in the Compensation Process

     The Committee recommends compensation levels and programs for the Chief Executive Officer to the members of the Board of Directors (excluding the Chief Executive Officer), and recommends compensation levels and programs for all other executive officers to the full Board of Directors. In addition, the Committee administers the Company’s equity-based compensation plans. However, the Company’s Chief Executive Officer and management also have a role in compensation decisions. For example, with respect to pay levels, management makes recommendations to the Committee regarding executive officer base salary adjustments and equity-based grants. The Committee reviews these recommendations and where appropriate, modifies the awards, grants or payouts prior to making its recommendations to the Board of Directors. With respect to incentive plan performance targets, the Company’s management, including its Chief Executive Officer, make recommendations to the Committee regarding the annual quantitative and qualitative goals for the named executive officers. The Committee reviews the basis for these recommendations and can exercise its discretion in modifying any of the goals prior to making its recommendations to the Board of Directors. Similarly, with respect to the Committee’s administration of the Company’s stock-based compensation plans, the Company’s management makes recommendations to the Committee with respect to plan participation and plan amendments, as necessary, and the Committee can exercise its discretion in modifying any of the recommendations prior to issuing its approval.

     During the second quarter of fiscal 2009, management recommended, and the Board of Directors approved, a temporary voluntary reduction in pay equal to a certain percentage to the base salaries of each of the named executives in response to the world-wide economic downturn and the impact on the Company. Mr. Cavanagh reduced his monthly base salary 20% and each of the other named executives reduced their monthly base salaries 10%. Salaries were subsequently reinstated on Management’s recommendation and approval by the Board of Directors as of the second quarter of fiscal 2010.

Impact of Accounting and Tax Issues on Executive Compensation

     In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

     As one of the factors that affects the total amounts and mix of compensation, the Committee also considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the IRC places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next four most highly compensated executive officers. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the 2010 Restated Stock Option Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1,000,000 limit. The Committee’s present intention is to maintain compensation below the $1,000,000 limit for the CEO and each of the next four most highly compensated executive officers unless it believes that to do so would not be in the best interest of the Company or its stockholders.

Williams Controls, Inc. 2008 Deferred Compensation Plan

     On December 17, 2008, the Company adopted the Williams Controls, Inc. 2008 Deferred Compensation Plan (the “2008 Plan”). The purpose of the 2008 Plan is to (i) provide deferred compensation to select management and highly compensated employees of the Company (“Eligible Executives”) and members of the Company’s Board of Directors; (ii) permit Eligible Executives to elect to defer a percentage of their base compensation and/or bonus compensation; and (iii) permit members of the Company’s Board of Directors to elect to defer a portion of their board and committee fees. The 2008 Plan is intended to be “nonqualified” for federal tax purposes, meaning it is not intended to meet the requirements under Section 401(a) of the Code. The 2008 Plan is intended to meet the requirements for nonqualified deferred compensation under Section 409A of the Code. The 2008 Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as the laws of the State of Oregon to the extent they are not preempted by ERISA.

     The 2008 Plan is administered by the Compensation Committee. The Company’s Board of Directors designates the individuals who are “Eligible Executives” under the 2008 Plan, and may change such designations from time to time in its sole discretion. Each calendar year, each director may elect to defer up to 50% of its board and committee fees, and each Eligible Executive may elect to defer up to 50% of its base compensation and/or bonus compensation. Deferral elections must be made on or before December 31 of the applicable year. Amounts deferred will be 100% vested at all times, unless they are specifically tied to a vesting schedule at the time of contribution. In connection with the deferral election, 2008 Plan participants must elect when to receive payment of their deferred amounts. Participants may elect to receive payments in a lump sum or in annual installments over a period not to exceed five years. The Company’s Board of Directors may prospectively amend or terminate the 2008 Plan at any time in its sole discretion.

     In the first fiscal quarter of 2009 the Compensation Committee and the Board of Directors recognized that Mr. Cavanagh and Mr. Bunday have been instrumental in accomplishing several key strategic objectives for the Company, which include expanding the Company’s international operations, obtaining several new strategic customers worldwide, introducing new products, realigning the operations to lower costs, and improving the quality and management of the Company’s assets. In light of these accomplishments, the Committee and the Board of Directors made fully vested contributions to Mr. Cavanagh and Mr. Bunday in the amounts of $200,000 and $75,000, respectively, to be held in their respective deferred compensation accounts. All other contributions under the 2008 Plan for the Named Executive Officers is included under the heading “All Other Compensation” in the Summary Compensation Table below.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during fiscal 2008 through 2010.

							Non-Equity
							Incentive
					Option		Plan	All Other
Name and		Salary		Bonus	Awards(2)		Compensation	Compensation		Total
Principal Position	Year	($)		($)	($)		($)	(3) ($)		($)
Patrick W. Cavanagh	2010	252,861	(1)	-	353,532	(4)	209,874	18,003	(5)	834,270
President and Chief	2009	243,385	(1)	-	-		159,494	216,549	(6)	619,428
Executive Officer	2008	260,000	(1)	-	-		163,514	9,200		432,714

Dennis E. Bunday	2010	184,922	(1)	-	187,039	(7)	77,216	12,357	(8)	461,534
Executive Vice	2009	177,577	(1)	-	-		59,962	83,629	(9)	321,168
President and Chief	2008	165,000	(1)	-	167,807	(10)	54,615	8.785		396,207
Financial Officer

Mark S. Koenen	2010	150,861	(1)	-	95,295	(11)	51,311	8,087		305,554
Vice President, Sales	2009	144,865	(1)	-	-		45,434	5,002		195,301
and Marketing	2008	137,500	(1)	-	89,009	(12)	40,641	7,126		274,276

Gary A. Hafner	2010	132,339		-	37,068	(13)	38,366	6,828		214,601
Vice President,	2009	127,108		-	-		34,881	4,217		166,205
Global Manufacturing	2008	126,000		-	83,903	(14)	37,000	6.894		253,797

Scott J. Thiel	2010	131,365		-	105,628	(15)	38,594	6,798		282,385
Vice President,	2009	126,173		-	-		34,625	4,186		164,984
Engineering and	2008	117,500		-	89,009	(16)	24,216	5,669		236,394
Development

(1)	In accordance with the terms of their respective employment agreements, a portion of the executives’ base salary was payable in shares of the Company’s common stock, valued based on the average trading price of the Company’s common stock for the 30 days immediately preceding payment. Amounts paid in common stock of the Company for each named executive officer were as follows:
  Patrick W. Cavanagh: 7% of base salary, equal to (i) 2,196 shares of common stock at $8.92 per share in fiscal 2010; (ii) 3,839 shares of common stock at $5.10 per share in fiscal 2009; and (iii) 1,364 shares of common stock at $13.34 per share in fiscal 2008.
  Dennis E. Bunday: $5,000 of base salary, equal to (i) 560 shares of common stock at $8.92 per share in fiscal 2010; (ii) 979 shares of common stock at $5.10 per share in fiscal 2009; and (iii) 374 shares of common stock at $13.34 per share in fiscal 2008.
  Mark S. Koenen: $3,000 of base salary, equal to (i) 336 shares of common stock at $8.92 per share in fiscal 2010; (ii) 587 shares of common stock at $5.10 per share in fiscal 2009; and (iii) 224 shares of common stock at $13.34 per share in fiscal 2008.

(2)	The amounts set forth in “Option Awards” are the grant date fair value calculated in accordance with FASB ASC Topic 718. These amounts may not correspond to the actual value eventually realized by each named executive officer. Assumptions used in the calculation of these amounts are described in Note 11 of the Company’s consolidated financial statements for the year ended September 30, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 22, 2010.

(3)	Represents contributions from the Company to each of the named executive’s 401(k) accounts.

(4)	Represents the aggregate fair market value of options to purchase 66,000 shares of common stock granted March 15, 2010, with an exercise price of $7.95 per share and options to purchase 23,267 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(5)	Includes interest earned of $8,203 for fiscal 2010 under the Company’s 2008 Deferred Compensation Plan.

(6)	Includes $200,000 un-funded non-cash grant under the Company’s 2008 Deferred Compensation Plan and corresponding interest of $6,749 through September 30, 2009.

(7)	Represents the aggregate fair market value of options to purchase 30,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 14,500 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(8)	Includes interest earned of $2,557 for fiscal 2010 under the Company’s 2008 Deferred Compensation Plan.

(9)	Includes $75,000 un-funded non-cash grant under the Company’s 2008 Deferred Compensation Plan and corresponding interest of $2,516 through September 30, 2009.

(10)	Represents the aggregate fair market value of options to purchase 20,000 shares of common stock granted September 25, 2008, with an exercise price of $13.17 per share.

(11)	Represents the aggregate fair market value of options to purchase 15,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 7,683 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(12)	Represents the aggregate fair market value of options to purchase 10,000 shares of common stock granted June 11, 2008, with an exercise price of $13.57 per share.

(13)	Represents the aggregate fair market value of options to purchase 6,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 2,817 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(14)	Represents the aggregate fair market value of options to purchase 10,000 shares of common stock granted September 25, 2008, with an exercise price of $13.17 per share.

(15)	Represents the aggregate fair market value of options to purchase 20,000 shares of common stock granted October 30, 2009, with an exercise price of $8.54 per share and options to purchase 5,017 shares of common stock granted September 14, 2010, with an exercise price of $9.10 per share.

(16)	Represents the aggregate fair market value of options to purchase 10,000 shares of common stock granted June 11, 2008, with an exercise price of $13.57 per share.

Employment Agreements

     The Company has entered into written employment agreements with each of its named executive officers. Certain terms of each such employment agreement are summarized below.

     Patrick W. Cavanagh. We entered into an employment agreement with Mr. Cavanagh, our President and Chief Executive Officer, on July 19, 2004. Under the employment agreement, the Company is required to pay Mr. Cavanagh a base salary of $240,000 per year, up to seven percent of which may be paid, in the Company’s discretion, in the form of the Company’s common stock. The employment agreement further provides that commencing on September 30, 2005, the Board of Directors will annually review Mr. Cavanagh’s salary. Based on a review of Mr. Cavanagh’s performance, on September 30, 2008 the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Cavanagh to $280,000, effective October 1, 2008. During the second quarter of fiscal 2009, Mr. Cavanagh voluntarily elected, and the Committee and the Board of Directors approved, a temporary 20% reduction to his monthly base salary due to the impact on the Company of the worldwide economic decline. Mr. Cavanagh’s salary was subsequently reinstated effective as of the second quarter of fiscal 2010. Also as a result of the economic climate in fiscal 2009, the Committee recommended, and the Board of Directors approved, maintaining for fiscal 2010 Mr. Cavanagh’s non-reduced base salary at $280,000. Subsequent to fiscal 2010, on October 1, 2010, the Committee reviewed Mr. Cavanagh’s performance and recommended, and the Board of Directors approved, an increase of 7.1% in Mr. Cavanagh’s base salary to $300,000 per year. Mr. Cavanagh is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 93% of his base salary, payable based on target parameters established annually by our Board of Directors. However, Mr. Cavanagh can earn a maximum of 149% of his base salary if all bonus targets are exceeded by predetermined levels during the year.

     To the extent the annual bonus exceeds 100% of Mr. Cavanagh’s base salary for any fiscal year, our Board of Directors may, in its discretion, satisfy its payment obligations for any amounts over 100% of the base salary by paying in the form of cash or in shares of our common stock at the then current market price. He is also entitled to receive employee benefits including, among others, those available to other employees of Williams Controls, reimbursement of expenses incurred in connection with his duties as our Chief Executive Officer and certain medical benefits.

     Mr. Cavanagh is an employee at-will, meaning either the Company or Mr. Cavanagh may terminate his employment at any time, for any or no reason. However, if Mr. Cavanagh is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated by reason of his death, Mr. Cavanagh is entitled to receive severance pay equal to one and one half years of his base salary, payable over a period of eighteen months, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Cavanagh’s employment agreement also provides that Mr. Cavanagh will not, for a period of one year from his termination, engage in certain activities in competition with the Company.

     Dennis E. Bunday. We entered into an employment agreement with Mr. Bunday, our Executive Vice President, Chief Financial Officer and Secretary, on March 8, 2007, which superseded his prior agreement. Under the employment agreement, we were initially required to pay Mr. Bunday a base salary of $165,000 per year. A portion of the base salary equal to $5,000 is payable in the form of our common stock. The employment agreement entitles us to adjust Mr. Bunday’s base salary upward without formally amending the employment agreement. On September 30, 2008, the Committee recommended, and the Board of Directors approved, increasing Mr. Bunday’s base salary to $190,000 effective October 1, 2008. During the second quarter of fiscal 2009, Mr. Bunday voluntarily elected, and the Committee and the Board of Directors approved, a temporary salary reduction equal to 10% of his monthly base salary due to the impact on the Company of the world-wide economic decline. Mr. Bunday’s salary was subsequently reinstated effective as of the second quarter of fiscal 2010. Also as a result of the economic climate in fiscal 2009, the Committee recommended, and the Board of Directors approved, maintaining for fiscal 2010 Mr. Bunday’s non-reduced base salary at $190,000. Subsequent to fiscal 2010, on October 1, 2010, the Committee reviewed Mr. Bunday’s performance and recommended, and the Board of Directors approved, an increase of 7.9% in Mr. Bunday’s base salary to $205,000 per year. Mr. Bunday is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 50% of his base salary, payable based on target parameters established annually by our Board of Directors. However, Mr. Bunday can earn up to 80% of his base salary if all bonus targets are exceeded by predetermined levels during the year. Mr. Bunday’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees and certain other medical benefits. Mr. Bunday is an employee at-will, meaning either the Company or Mr. Bunday may terminate his employment at any time, for any or no reason. However, if Mr. Bunday is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated by reason of his death, Mr. Bunday is entitled to receive severance pay equal to one year of his base salary, payable over a period of twelve months, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Bunday’s employment agreement also provides that Mr. Bunday will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

     Mark S. Koenen. We entered into an employment agreement with Mr. Koenen, our Vice President of Sales and Marketing, on March 8, 2007. Under the employment agreement, we were initially required to pay Mr. Koenen a base salary of $130,000 per year. A portion of the base salary equal to $3,000 is payable in the form of our common stock. The employment agreement entitles the Board of Directors to adjust Mr. Koenen’s base salary without formally amending the employment agreement. On September 30, 2008, the Committee recommended, and the Board of Directors approved, increasing Mr. Koenen’s base salary to $155,000, effective October 1, 2008. During the second quarter of fiscal 2009, Mr. Koenen voluntarily elected, and the Committee and the Board of Directors approved, a temporary salary reduction equal to 10% of his monthly base salary due to the impact on the Company of the world wide economic decline. Mr. Koenen’s salary was subsequently reinstated effective as of the second quarter of fiscal 2010. Also as a result of the economic climate in fiscal 2009, the Committee recommended, and the Board of Directors approved, maintaining for fiscal 2010 Mr. Koenen’s non-reduced base salary at $155,000. Subsequent to fiscal 2010, on October 1, 2010, the Committee reviewed Mr. Koenen’s performance and recommended, and the Board of Directors approved, an increase of 6.0% in Mr. Koenen’s base salary to $164,300 per year. Mr. Koenen is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 40% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion increase Mr. Koenen’s annual bonus to 60% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year.

Mr. Koenen’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Koenen is an employee at-will, meaning either the Company or Mr. Koenen may terminate his employment at any time, for any or no reason. However, if Mr. Koenen is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Koenen is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Koenen’s employment agreement also provides that Mr. Koenen will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

    Gary A. Hafner. We entered into an employment agreement with Mr. Hafner, our Vice President of Global Manufacturing, on March 8, 2007. Under the employment agreement, we were initially required to pay Mr. Hafner a base salary of $122,000 per year. The employment agreement entitles us to adjust Mr. Hafner’s base salary without formally amending the employment agreement. On September 30, 2008, the Committee recommended, and the Board of Directors approved, increasing Mr. Hafner’s base salary to $136,000, effective October 1, 2008. During the second quarter of fiscal 2009, Mr. Hafner voluntarily elected, and the Committee and the Board of Directors approved, a temporary salary reduction equal to 10% of his monthly base salary due to the impact on the Company of the world wide economic decline. Mr. Hafner’s salary was subsequently reinstated effective as of the second quarter of fiscal 2010. Also as a result of the economic climate in fiscal 2009, the Committee recommended, and the Board of Directors approved, maintaining for fiscal 2010 Mr. Hafner’s non-reduced base salary at $136,000. Subsequent to fiscal 2010, on October 1, 2010, the Committee reviewed Mr. Hafner’s performance and recommended, and the Board of Directors approved, maintaining Mr. Hafner’s base salary to $136,000 per year. Mr. Hafner is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 35% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion increase Mr. Hafner’s annual bonus to 53% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year. Mr. Hafner’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Hafner is an employee at-will, meaning either the Company or Mr. Hafner may terminate his employment at any time, for any or no reason. However, if Mr. Hafner is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Hafner is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Hafner’s employment agreement also provides that Mr. Hafner will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

    Scott J. Thiel. We entered into an employment agreement with Mr. Thiel, our Vice President of Engineering and Development, on January 15, 2008. Under the employment agreement, we were initially required to pay Mr. Thiel a base salary of $115,000 per year. The employment agreement entitles us to adjust Mr. Thiel’s base salary without formally amending the employment agreement. On September 30, 2008, the Committee recommended, and the Board of Directors approved, increasing Mr. Thiel’s base salary to $135,000, effective October 1, 2008. During the second quarter of fiscal 2009, Mr. Thiel voluntarily elected, and the Committee and the Board of Directors approved, a temporary salary reduction equal to 10% of his monthly base salary due to the impact on the Company of the world-wide economic decline. Mr. Thiel’s salary was subsequently reinstated effective as of the second quarter of fiscal 2010. Also as a result of the economic climate in fiscal 2009, the Committee recommended, and the Board of Directors approved, maintaining for fiscal 2010 Mr. Thiel’s non-reduced base salary at $135,000. Subsequent to fiscal 2010, on October 1, 2010, the Committee reviewed Mr. Thiel’s performance and recommended, and the Board of Directors approved, an increase of 6.0% in Mr. Thiel’s base salary to $143,100 per year. Mr. Thiel is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 35% of his base salary, payable based on target parameters established annually by our Board of Directors. However, Mr. Thiel can earn up to 53% of his base salary if all bonus targets are exceeded by pre-determined levels during the year. Mr. Thiel’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Thiel is an employee at-will, meaning either the Company or Mr. Thiel may terminate his employment at any time, for any or no reason. However, if Mr. Thiel is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Thiel is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, whereupon (other than in termination upon death) he will not be entitled to severance benefits. Mr. Thiel’s employment agreement also provides that Mr. Thiel will not, while he is receiving severance benefits, engage in certain activities in competition with the Company.

Grants Of Plan-Based Awards

    The Committee approved awards under our 2010 Restated Stock Option Plan in fiscal 2010 and under our Restated 1993 Stock Option Plan to our named executives in fiscal 2008. No options were granted in fiscal 2009. Set forth below is information regarding awards granted during fiscal 2008 through 2010:

		All Other Option
		Awards: Number of	Grant Date Fair	Exercise or
		Securities Underlying	Value of	Base Price of
	Grant	Options	Option Awards	Option Awards
Name	Date	(#)	($)	($/sh)
Patrick W. Cavanagh	9/14/10	23,267	95,399	9.10
	3/15/10	66,000	258,132	7.95

Dennis E. Bunday	9/14/10	14,500	59,453	9.10
	10/30/09	30,000	127,586	8.54
	9/25/08	20,000	167,807	13.17

Mark S. Koenen	9/14/10	7,683	31,502	9.10
	10/30/09	15,000	63,793	8.54
	6/11/08	10,000	89,009	13.57

Gary A. Hafner	9/14/10	2,817	11,550	9.10
	10/30/09	6,000	25,517	8.54
	9/25/08	10,000	83,903	13.17

Scott J. Thiel	9/14/10	5,017	20,571	9.10
	10/30/09	20,000	85,057	8.54
	6/11/08	10,000	89,009	13.57

2010 Restated Stock Option Plan

    Our 2010 Restated Stock Option Plan, as amended, or the “Plan,” is administered by the Compensation Committee. The Employee Plan is designed to (i) induce qualified persons to become employees and/or officers of the Company, (ii) reward such persons for past service to the Company, (iii) encourage such persons to remain in the employ of the Company or associated with the Company, and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of the business of the Company. As of September 30, 2010, there were 1,170,000 shares of common stock authorized for options grants under the Employee Plan.

Outstanding Equity Awards At Fiscal Year-End

    The following table summarizes the outstanding equity award holdings held by our named executive officers.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Patrick W. Cavanagh	166,666	-	7.20	10/1/14
	-	66,000	7.95	3/15/20
	13,960	9,307	9.10	9/14/20

Dennis E. Bunday	41,666	-	3.96	7/31/13
	6,667	1,666	8.22	10/1/15
	3,000	2,001	14.03	10/11/16
	15,000	10,000	17.69	2/28/17
	9,000	6,000	18.05	9/27/17
	8,000	12,000	13.17	9/25/18
	-	30,000	8.54	10/30/19
	8,700	5,800	9.10	9/14/20

Mark S. Koenen	16,666	-	3.96	9/15/12
	26,666	-	4.62	3/26/14
	2,000	500	8.22	10/1/15
	600	400	14.03	10/11/16
	3,000	2,000	17.69	2/28/17
	4,000	6,000	13.57	6/11/18
	-	15,000	8.54	10/30/19
	4,610	3,073	9.10	9/14/20

Gary A. Hafner	1,333	333	8.22	10/1/15
	3,333	833	14.04	2/1/16
	600	400	14.03	10/11/16
	4,000	6,000	13.17	9/25/18
	-	6,000	8.54	10/30/19
	1,690	1,127	9.10	9/14/20

Scott J. Thiel	1,333	333	8.22	10/1/15
	2,000	500	14.04	2/1/16
	600	400	14.03	10/11/16
	3,000	2,000	17.69	2/28/17
	6,000	4,000	18.05	9/27/17
	4,000	6,000	13.57	6/11/18
	-	20,000	8.54	10/30/19
	3,011	2,006	9.10	9/14/20

Option Exercises and Stock Vested

    There were exercises of stock options by two of our named executive officers during the last fiscal year. We have issued no stock that could vest during the last fiscal year.

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)
Gary A. Hafner	5,333	23,092
Scott J. Thiel	2,500	8,050

Pension Benefits

    Only one of our named executive officers, Mark S. Koenen, is entitled to pension benefits, which he earned under a pension plan frozen by the Company in 2001. The following table summarizes the pension benefits payable to Mr. Koenen:

Pension Benefits
		Number of	Present Value
		Years	of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Patrick W. Cavanagh	-	-	-	-
Dennis E. Bunday	-	-	-	-
Mark S. Koenen	Williams Controls, Inc.	8.00	31,087	-
Retirement Income Plan
Gary A. Hafner	-	-	-	-
Scott J. Thiel	-	-	-	-

Potential Payments Upon Termination or Change in Control

    This section explains the payments and benefits to which the Named Executive Officers are entitled in various terminations of employment scenarios. These are hypothetical situations only, as we currently employ all of our Named Executive Officers. For purposes of this explanation, we have assumed that termination of employment and change-in-control occurred on September 30, 2010, the last day of our 2010 fiscal year.

    We have entered into employment agreements with each of our Named Executive Officer that define, among other things benefits payable in the event of termination including a termination in conjunction with a change in control. Under these agreements, we provide certain benefits to the named executive officers if their employment is involuntarily terminated in conjunction with a change in control. These benefits are designed to provide executive officers with an incentive to remain in our employ if we engage in, or are threatened with, a change in control transaction, and to maintain a total compensation program that is competitive with companies with which we compete for executive talent. Change in control benefits generally consist of a lump sum cash payments and COBRA health insurance continuation. In the event of a change in control which either does or does not result in termination unvested stock option awards are also accelerated.

    In our agreements, “involuntary termination” generally includes the Named Executive Officer’s involuntary dismissal (other than for cause), a material reduction in duties, a material reduction in compensation or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles. “Cause” generally includes fraud or other intentional misconduct adversely and materially affecting the Company’s business reputation.

    The following table shows the estimated change in control benefits that would have been payable to the named executive officers if a change in control had occurred on September 30, 2010 and each officer’s employment was involuntarily terminated on that date without cause.

	Cash Severance	Insurance	Stock Option
Name	Benefit ($)	Continuation ($) (1)	Acceleration ($) (2)	Total ($)
Patrick W. Cavanagh	420,000 (3)	10,677	77,406	508,083
Dennis E. Bunday	190,000 (4)	10,677	19,015	219,692
Mark S. Koenen	155,000 (4)	14,895	9,211	179,106
Gary A. Hafner	136,000 (4)	10,677	3,802	150,479
Scott J. Thiel	135,000 (4)	14,895	11,940	161,835

(1)	If cash severance benefits are triggered, the severance-related provisions in the employment agreements for all named executive officers also provide for continuation of health insurance benefits paid by us for the period of the cash severance period.

(2)	If a change in control occurs or we are acquired by merger or sale of substantially all of our assets or outstanding stock, the provisions of the 2010 Restated Stock Option Plan provide that all outstanding unexercisable options for all option holders, including the named executives, will immediately become exercisable. Because the options accelerated would have a value of the acquisition price of the common stock of the Company at the date of the change in control or acquisition or merger the amounts in the above table represent the aggregate value as of September 30, 2010 of each named executive officer’s outstanding unexercisable options assuming the closing price of the Company’s common stock as reflected on the NASDAQ Global Market on September 30, 2010 of $9.12 per share.

(3)	Cash severance benefits for Mr. Cavanagh equal 18 months base salary, however in the event of a sales event if Mr. Cavanagh is offered and accepts a position with the acquirer for reasonably equivalent salary, benefits and bonus potential for a period of 18 months, then no cash severance benefit would be paid.

(4)	Cash severance benefits for Mr. Bunday, Mr. Koenen, Mr. Hafner and Mr. Thiel equals 12 months base salary.

    We have defined the events that would trigger severance rights in a manner that we believe is reasonable and consistent with current, conventional market practices. For example, the definition of “Good Reason” contained in our employment and change in control agreements is intended to be limited to true circumstances of constructive discharge and includes notice and opportunity to cure provisions, so that severance rights are not triggered by us inadvertently.

    Similarly, all of the severance commitments regarding change in control arrangements in our employment agreements are of the “double trigger” variety — that is, in order for a severance obligation to arise, there must occur both a change in control and an affirmative action by us to terminate (or constructively terminate) an executive’s employment. Finally, any severance obligation arising under our employment and change in control agreements is conditioned on the affected executive’s execution of a release of claims against us and our affiliates.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of Williams Controls has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:

Donn J. Viola, Chairman
Douglas E. Hailey
Carlos P. Salas

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN
CONTROL PERSONS

    The Company is not aware of any related party transactions that would require disclosure. The Company’s Code of Ethics identifies potential sources of conflicting interest transactions, including arrangements that involve employees and directors individually or by virtue of a family relationship or ownership or participation in an entity. The Company’s conflicts-of-interest policy requires that any conflicts of interest be disclosed to and approved by the Company’s Chief Financial Officer, and for conflicting interest transactions involving executive officers and directors, any such arrangements must be approved by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE REPORT

    The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee held four meetings during our 2010 fiscal year.

    With respect to the Company's audited financial statements for the Company's fiscal year ended September 30, 2010, management of the Company represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee reviewed and discussed those financial statements with management. The Audit Committee also discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

    The Audit Committee received the written disclosures from the Company's independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees), as modified or supplemented, and discussed with the Company’s independent registered public accounting firm their independence.

    Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2010, be included in the Company's Annual Report on Form 10-K for that fiscal year.

    The Audit Committee members for fiscal 2010 were:

Douglas E. Hailey, Chairman;
H. Samuel Greenawalt; and
Carlos P. Salas

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

    An amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) entitles stockholders to vote, on an advisory (non-binding) basis no less frequently than once every three years, on the compensation of the named executive officers (an “Advisory Vote on Compensation”). Our compensation policies for our named executive officers, as well as certain information relating to the amounts and types of compensation awarded to those officers over each of the three most recent fiscal years, are discussed in the sections above entitled “Compensation Discussion and Analysis” and “Executive Compensation.” Generally, we design our executive compensation program to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

General

    We urge you to read the sections of this Proxy Statement entitled “Executive Compensation” and “Compensation Discussion and Analysis” for details about our executive compensation practices and policies, including the actual compensation awarded to our named executive officers over each of the three most recent fiscal years. Highlights of our executive compensation programs include the following:
  We target total compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives at a level the Compensation Committee determines will promote retention, and although we have in the past employed compensation consultants or have used formal compensation studies, we do not regularly engage such consultants. We target total cash compensation, which includes salary and cash bonuses at approximately the 50th percentile of the latest salary survey conducted by the Compensation Committee for each named executive. Based on the last survey conducted in August 2008, all named executives total cash compensation was at or below the 50th percentile. Since that time, the Committee believes compensation levels have approximated those same levels.

  We employ a cash bonus program that is “at risk” to each of our named executives and represents a significant proportion of each of the named executive’s total cash compensation. For Mr. Cavanagh at his target bonus, 49% of his total cash compensation is at risk; for Mr. Bunday at his target bonus, 33% of his total cash compensation is at risk and for each of the other named executives at their individual target bonus, between 26% and 29% of their total cash compensation is at risk. In the case of each named executive officer, the Compensation Committee and the Board of Directors establish individual goals that reflect those executives’ contributions toward overall company and individual goals as specified by the Compensation Committee and Board of Directors. We do not, except to the extent specified in Mr. Cavanagh’s and Mr. Bunday’s employment agreements, target any specific levels of executive compensation that should be “at risk.”

  Our named executive officers receive long-term equity awards subject to long-term vesting requirements. These long-term incentives are set at levels that are designed to incent the plan participants to promote the interests of the Company and the stockholders, and to promote retention. We do not target individual levels at which total compensation should be comprised of equity compensation.

  The Compensation Committee generally believes that our executives should maintain ownership of our common stock at some level in order to align their interests with those of our stockholders. As established in Mr. Cavanagh’s employment agreement, up to 7% of his annual base compensation can be, and since he began employment with the Company has been, paid in Company stock at the average trading price of the Company’s stock for the 30 days preceding the issuance of the stock. Additionally, any annual cash bonus in excess of his stated target bonus may be paid in Company stock at the discretion of the Compensation Committee. As negotiated in Mr. Bunday’s and Mr. Koenen’s respective employment agreements, $5,000 and $3,000, respectively, of each of their base salaries are paid in Company stock based on the average trading price of the Company’s stock for the 30 days preceding the issuance of the stock. The Company does not establish guidelines for ownership of Company stock, nor is there any restriction against executives selling shares acquired upon exercise of options or upon vesting of restricted stock awards. Similarly, although Mr. Cavanagh and Mr. Bunday have done so in the past, executives are not required or expected to purchase common stock in the open market.

  Each of our named executive officers is employed pursuant to limited-term employment agreements and other management employees generally are employed at will. We believe these terms balance the need to provide stability in order to motivate employees, on the one hand, against our desire to require our executives and all other personnel to demonstrate exceptional personal performance.
    We believe the compensation program for the named executive officers has been instrumental in helping us achieve strong financial performance in the challenging macroeconomic environment of the past several years. Our executives have re-positioned the Company from a domestic Company five years ago to an international Company with global operations, including China and India and is the dominant market leader for electronic throttle controls for trucks, busses and off-road vehicles world-wide. Management has helped the Company withstand the severe economic downturn in fiscal 2009, where sales to our European customers were down 73% and sales to NAFTA and Asian customers were down over 40%. The Company maintained a cash flow break-even through aggressive cost controls, including voluntary salary reductions of between 10% and 20% by each of our named executives. In fiscal 2010, the Company returned to profitability, with sales increasing 35% over fiscal 2009 and net income was $1.4 million, or $0.19 per diluted share. During fiscal 2010, management also settled a long-standing Class Action lawsuit at very favorable terms, which removed a significant contingency from the Company. The Company has achieved a debt free balance sheet and in fiscal 2010 paid a $1 per share cash dividend to each of our stockholders. Based on information contained in the Company’s stock performance graph in Part 2, Item 5 of the Company’s report on Form 10-K for the fiscal year ended September 30, 2010, our total return over the last one and five years was 12% and 33%, respectively, compared to our per group of companies primarily traded on the NASDAQ Stock Market in the Standard Industry Classification Code 3714 (motor vehicle parts and accessories) of 43% and 38%, respectively, and the NASDAQ composite index of 13% for both the one and five year periods.

    As discussed above under “Management – Board of Directors – Compensation Committee,” the Compensation Committee discharges many of the Board of Directors’ responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Compensation Committee has, over the last five years, among other things, taken the following actions:
  Monitored executive compensation on an ongoing basis, including engaging Mercer Consulting, a compensation consultant, to provide advice in 2008, and since that time, has used the committee members’ anecdotal experiences to assess our compensation levels in comparison to our peers and other similarly situated companies, particularly in our markets;

  In fiscal year 2010, reduced all employee compensation, including that of executives (but excluding compensation for certain unionized employees) as part of our broad set of cost containment measures, which affected all worldwide employees;

  Created and executed a formal annual performance evaluation process for our CEO;

  Monitored and, where necessary, revised the financial metrics and targets used in our management incentive plans;

  Set compensation at levels that have resulted in very limited attrition of executives whom we intended to retain; and

  Implemented an annual process to assess risks associated with our compensation policies and programs.
    The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

    Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures.

    The opportunity to vote on Proposal No. 2 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal No. 2 is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, as well as our Board of Directors as a whole, value your opinions about this matter and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY
STATEMENT.

PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Background to Advisory Vote

    Under an additional amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, stockholders are also able to indicate how frequently they believe an Advisory Vote on Executive Compensation, such as we have included in Proposal No. 2, should occur. By voting on this Proposal No. 3, you may indicate whether you would prefer that we hold an Advisory Vote on Executive Compensation every one, two or three years. It is our strong belief, and the Board of Directors recommends, that this vote occur every three years.

Reason for the Board of Directors Recommendation

    We have strong executive compensation and governance practices, as described in more detail elsewhere in this Proxy Statement. The Board of Directors believes that providing our stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over a shorter period tends to encourage both the Board of Directors and management to focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy. The Board of Directors thus believes that an inordinately short focus could be detrimental to the Company, its employees and its financial results.

    Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock. The Compensation Committee generally implements changes to compensation practices each October, and any change implemented applies to the then-current fiscal year. Therefore, a change made in year one would be effective in year two, and we would see results from those changes most likely in year two or three. As a result, an Advisory Vote on Executive Compensation more frequently than every two or three years would not allow stockholders to compare executive compensation to our performance.

    Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This may be difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

    For the above reasons, the Board of Directors recommends that you vote to hold an Advisory Vote on Executive Compensation every three years. Your vote, however, is not to approve or disapprove the Board of Directors’ recommendation. When voting on this Proposal No. 3, you have four choices: you may elect that we hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders approve. The opportunity to vote on Proposal No. 3 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal No. 3 is not binding upon us, and the Compensation Committee and the Board of Directors may decide that it is in the best interests of our stockholders and our Company to hold an Advisory Vote on Executive Compensation more or less frequently than the option approved by our stockholders. However, the Compensation Committee and the Board of Directors will consider the outcome of the vote when making future decisions on executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY
VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

    Moss Adams LLP, an independent registered public accounting firm audited the consolidated financial statements of the Company and subsidiaries for fiscal 2010, 2009 and 2008.

Attendance at Annual Meeting

    Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Fees Billed to the Company by Moss Adams LLP in fiscal 2010 and 2009.

    Aggregate fees billed in fiscal 2010 and 2009 by Moss Adams for audit services related to the two most recent fiscal years, and for other professional services billed in the two most recent fiscal years were as follows:

Services Provided	2010	2009
Audit Fees (1)	$219,500	$219,500
Employee Benefit Plan Audits	36,000	36,000
Tax Fees (2)	66,959	39,320
All Other Fees	5,820	-
Total	$328,279	$294,820

(1)	Fees in connection with the audit of the Company’s annual financial statements and reviews of the Company’s quarterly reports on Form 10-Q.

(2)	Fees include assistance with tax planning analysis and tax compliance.

    Before Moss Adams LLP is engaged by the Company or its subsidiaries to render audit or non-audit services, the engagement must be approved by the Audit Committee of the Board of Directors. The Audit Committee has considered each of the services rendered by Moss Adams LLP other than the audit of the Company’s financial statements and has determined that the provision of each of these services is compatible with maintaining the firm’s independence.

CODE OF ETHICS

    The Company has adopted a Code of Ethics that is applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions, as well as to all directors, officers, and employees of the Company. The Company’s Code of Ethics is available free of charge on the Company’s Internet web site at the following address: www.wmco.com/governance. It is also available by writing to Williams Controls, Inc., Investor Relations, 14100 SW 72nd Avenue, Portland, Oregon 97224.

STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2012 Proxy Statement. Any such proposal must be received by the Company not later than September 27, 2011. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a stockholder does not seek to include in the Company’s Proxy Statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than ten days nor more than 60 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than two days prior to the date of such meeting, in which event, stockholders may deliver such notice not later than the second day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

    A copy of the Company’s Annual Report on Form 10-K for fiscal 2010 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2010 with the Securities and Exchange Commission. A stockholder also may obtain a copy of the Company’s annual report on Form 10-K at no charge, or a copy of exhibits thereto for a reasonable charge, by writing to Williams Controls, Inc., Investor Relations, 14100 S.W. 72nd Avenue, Portland, Oregon 97224. A viewable and printable copy is also available at www.wmco.com/proxy.
______________

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY HOPES THAT
YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND
RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS
SOON AS POSSIBLE..

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial
Officer and Secretary

January 24, 2011
Portland, Oregon

WILLIAMS CONTROLS, INC.
Annual stockholder meeting, February 22, 2011
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of R. Eugene Goodson and Carlos P. Salas proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the annual stockholder meeting of Williams Controls, Inc. (the “Company”), on February 22, 2011, and any adjournments or postponements of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY:

Patrick W. Cavanagh
R. Eugene Goodson
H. Samuel Greenawalt
Douglas E. Hailey
Carlos P. Salas
Peter E. Salas
Donn J. Viola

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE NOMINEES BY WRITING THEIR NAME(S) IN THE SPACE PROVIDED BELOW.

[ ] FOR all seven nominees	[ ] WITHHOLD AUTHORITY
listed above (except as indicated to	to vote for all nominees listed above
the contrary below)

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2.	PROPOSAL TO CONSIDER AND APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS FURTHER DESCRIBED IN THE PROXY STATEMENT.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	ADVISORY VOTE REGARDING THE FREQUENCY WITH WHICH THE COMPANY SHOULD HOLD AN ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

YOU MAY INDICATE WHETHER YOU PREFER THE COMPANY HOLD SUCH A VOTE EVERY THREE YEARS, EVERY TWO YEARS, OR EVERY YEAR OR YOU MAY ABSTAIN FROM VOTING BY CHECKING THE APPLICABLE BOX BELOW.

[ ]	EVERY THREE YEARS	[ ]	ABSTAIN
[ ]	EVERY TWO YEARS
[ ]	EVERY YEAR

4.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted FOR election of Patrick W. Cavanagh, R. Eugene Goodson, Samuel H. Greenawalt, Douglas E. Hailey, Carlos P. Salas, Peter E. Salas, and Donn J. Viola, in proposal one. The proxies may vote in their discretion as to other matters that may properly come before this meeting.

No. of Shares:	Date:	, 2011

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable and return in the enclosed envelope. A corporation must be signed for by the president or other authorized officer.

The annual stockholder meeting of Williams Controls, Inc. will be held at the offices of the Company located at 14100 South West 72nd Avenue, Portland, Oregon on February 22, 2011, at 8:30 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.